FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
Monday, May 20, 2013	CONTACT: Jack Zoeller,
President & CEO, Cordia Bancorp
804-763-1333

NEWS RELEASE

Cordia Bancorp Inc. Reports Profit for First Quarter 2013

Bank of Virginia Subsidiary Adds $71 Million in Loans

MIDLOTHIAN, VA – Cordia Bancorp Inc. (NASDAQ: BVA) reported net income of $222,000, or $0.08 per share, for the quarter ended March 31, 2013, compared to net income of $53,000, or $0.04 per share, for the quarter ended March 31, 2012. The quarterly earnings were boosted by a $238,000 increase in net interest income attributable primarily to a $71 million increase in loans at its Bank of Virginia subsidiary.

“Our profit in Cordia’s first quarter as a public company reflect Bank of Virginia’s success in all elements of our asset growth strategy,” said Jack Zoeller, President and CEO. “We launched a new student loan program that exceeded $34 million by quarter’s end, expanded our mortgage loan program by $30 million and originated $11 million of new commercial loans. We also reduced our cost of funds while increasing our deposit funding base by $70 million. ”

“We continue to be pleased at the steady migration of previous problem loans either to satisfactory ratings or out of our portfolio, without any adverse impact on capital,” he continued. “This reflects extremely favorably on both the reserve valuations made in previous periods and the disposition strategies of our credit and lending teams.”

Balance Sheet and Asset Quality

The company grew total assets to $250.4 million at March 31, 2013, an increase from $164.3 million at March 31, 2012 and $178.7 million at December 31, 2012. Total deposits were $225.7 million at March 31, 2013 compared to $146.3 million at March 31, 2012 and $154.4 million at December 31, 2012. In the second half of 2012 and continuing through the first quarter of 2013, the company increased its deposit base in anticipation of funding a residential mortgage held for sale loan program and purchase of student loans guaranteed by the U.S. Department of Education. In support of these loan growth initiatives, the company has developed several funding strategies, including the judicious use of brokered and institutional deposits to augment core deposit growth and further reduce the cost of funds.

Loans held for investment, net of the allowance for loan losses at March 31, 2013, were $149.6 million, compared to $106.1 million at March 31, 2012 and $111.0 million at December 31, 2012. Mortgage loans held for sale were $59.8 million at March 31, 2013, compared to $28.9 million at December 31, 2012.

Balance sheet quality reflects continued improvement. The ratio of nonperforming assets to total assets was 3.26% at March 31, 2013 compared to 5.65% at December 31, 2012. The company's allowance for loan and lease losses as a percentage of nonperforming loans was 19.4% at the end of the first quarter of 2013, compared to 28.0% at December 31, 2012.

Operating Results

Interest income for the three months ended March 31, 2013 was $2.7 million compared to $2.4 million for the three months ended March 31, 2012. This growth was primarily due to an increase in interest-earning assets, partially offset by lower asset yields due to the continued low interest rate environment.

Total interest expense increased $53,000 to $432,000 in the first quarter 2013, compared to $379 thousand in the first quarter 2012. This increase was primarily the result of an increase in average interest bearing liabilities from $132.6 million to $180.6 million for the same periods. The increase in interest expense was moderated by a declining cost of funds: the yield on average interest-bearing liabilities decreased from 1.14% to 0.96% between these same periods.

Noninterest expenses in the first quarter 2013 increased 7.3% to $2.0 million compared to $1.8 million in the first quarter 2012, primarily reflecting increased compensation and benefits related to hiring senior management to drive and support continued growth.

Per share data reflect an increase in Cordia shares outstanding attributable to the completion of its plan of share exchange with Bank of Virginia on March 29, 2013.

EXHIBIT 99.1

Cordia Bancorp Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	March 31, 2013	December 31, 2012	March 31, 2012
Balance Sheet Summary
Total loans	$210,958	$142,019	$109,274
Total earning assets	238,465	167,323	157,089
Total assets	250,367	178,696	164,282
Deposits	225,733	154,428	146,633
FHLB borrowings	10,000	10,000	10,000
Shareholders' equity	13,273	13,139	11,218

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Summary of Operations
Total interest income	$2,664	$2,495	$2,373
Total interest expense	432	386	379
Net Interest income	2,232	2,109	1,994
Provision for loan losses	127	383	155
Net interest income after provision for loan losses	2,105	1,726	1,839
Non Interest Income	67	1	112
Non Interest Expense	1,950	2,007	1,817
Net Income	222	(280)	134
Less: Noncontrolling interest in net income of consolidated subsidiary	-	151	81
Net income attributable to Cordia Bancorp Inc.	222	(129)	53

Asset Quality
Nonaccrual loans	$4,490	$5,471	$6,481
Other real estate owned	1,768	1,768	1,682
Allowance for loan losses	1,583	2,110	5,367
Nonaccrual loans to total loans	2.13%	3.85%	5.93%
Allowance for loan losses to total loans	0.75%	1.49%	4.91%

Performance Ratios
Earnings (loss) per share	$0.08	$(0.07)	$0.04
Book value per share	$4.78	$4.24	$4.15
Net interest margin	4.31%	3.54%	5.03%
Return on average assets	0.10%	(0.09)%	0.08%
Return on average equity	1.68%	(1.24)%	1.20%

About Cordia Bancorp

Cordia Bancorp is a publicly traded bank holding company (NASDAQ symbol: “BVA”) founded in 2009 and headquartered in Midlothian, Virginia. In March 2013 Cordia completed a share exchange resulting in 100% ownership of Bank of Virginia, which operates four full-service branches in Chesterfield and Henrico Counties and two ATM-only offices in Chesterfield County and Colonial Heights, Virginia.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Bank’s periodic filings with the Board of Governors of the Federal Reserve System, including the Bank’s annual report on Form 10-K as filed with the Board of Governors of the Federal Reserve. Pursuant to the Private Securities Litigation Reform Act of 1995, the Bank does not undertake to update forward-looking statements contained within this news release.

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